EXHIBIT 99

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces the Addition of Gail M. Kinsella, CPA, to its Board of Directors

East Syracuse, New York, October 6, 2010 – Beacon Federal Bancorp, Inc. (the “Company”) (NASDAQ: BFED) the holding company for Beacon Federal (the “Bank”), today announced the addition of Gail M. Kinsella, CPA, of Syracuse, New York, to the Board of Directors of both the Company and the Bank effective October 1, 2010.

Ms. Kinsella is a partner in the Central New York public accounting firm Testone, Marshall & Discenza, LLP’s audit practice group.  She is a member of the New York State Society of Certified Public Accountants (NYSSCPA), American Institute of Certified Public Accountants (AICPA) and New York State Government Finance Officers Association (NYSGFOA).  Ms. Kinsella has lectured widely and written for a number of publications. Her column on accounting matters appears monthly in the Central New York Business Journal.

Commenting on the addition of Ms. Kinsella, Board Chairman Timothy Ahern said, “Gail will be an excellent addition to the Company’s team of directors. Her financial expertise, proven leadership and involvement in the community will ensure the Board continues to benefit from a diversity of knowledge and opinions.  I am pleased to make this announcement and look forward to Gail’s immediate impact on Beacon Federal.”

A lifelong resident of Central New York, Ms. Kinsella is heavily involved in the community, contributing her talents to many local organizations.  Ms. Kinsella is a board member for the New York State Society of Certified Public Accountants, past senior board chair of the United Way of Central New York, past president of Hospice and Palliative Care Associates of Central New York and past president of the Auxiliary to Hospice of Central New York. A graduate of Leadership Greater Syracuse, she is the recipient of the Central New York Women in Business Award as well as the prestigious CBS WTVH-5 Women in Leadership award. She has been honored as one of Central New York's 40 under 40 and with the Junior League's In League and Community Service awards.

Beacon Federal (“the Bank”), a subsidiary of Beacon Federal Bancorp, Inc., provides a full array of banking products and services to both individuals and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.  The Company’s stock is traded on the NASDAQ Global Market under the symbol “BFED.”  For more information about Beacon Federal, visit www.beaconfederal.com.

Contact:
Lisa M. Jones
Principal Accounting Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY  13057
(315) 433-0111 x 1582